Resonant Inc. Reports First Quarter 2021 Financial Results

RADIO FREQUENCY (RF) FILTER VOLUMES USING RESONANT DESIGNS GROWS 437% YEAR-OVER-YEAR; IP PORTFOLIO INCREASES TO 330 PATENTS

AUSTIN, TX - May 12, 2021 - Resonant Inc. (NASDAQ: RESN), a provider of radio frequency (RF) filter solutions developed on a robust intellectual property platform, designed to connect People and Things, has provided financial results for the first quarter ended March 31, 2021.

Management Commentary
“Our RF filter designs continued to gain traction within key end markets in the first quarter, as evidenced by the record 8.6 million RF filters our customers shipped during the quarter, which were designed with our proprietary design technology,” said George B. Holmes, Chairman and CEO of Resonant. “This acceleration of unit shipment volumes, along with our continued progress towards high-volume manufacturing of our XBAR® technology, is validating our strategy to capitalize on a multi-billion-dollar opportunity by revolutionizing the RF filter supply chain with solutions that innately and reliably meet the complex requirements of next-generation, ultra-fast networks, such as 5G.”

“Our agreement with the world’s largest RF filter manufacturer is advancing rapidly, following successful performance and reliability demonstrations with our partner, which confirmed our XBAR® filter designs are proceeding towards market availability at mass scale. Additionally, we are working to help our existing partners service the anticipated heightened demand in the global mobile handset market and extended an agreement with a Chinese Tier-1 foundry partner for 4G devices.

“We began sampling XBAR® Wi-Fi filters for non-mobile devices to customers during the quarter, and we are focused on expanding adoption of XBAR® technology for non-mobile applications as we seek to engage new partners. Supported by our robust intellectual property portfolio, to which we added over 30 additional patents since year-end, we are positioning ourselves to be competitive with some of the biggest industry players in the world,” concluded Holmes.

First Quarter 2021 Company Highlights
•Resonant’s customers shipped a record 8.6 million radio frequency (RF) filters designed using the Company's ISN® design technology in the first quarter of 2021, representing an approximate 437% increase from the same year-ago period and a sequential increase of approximately 25%. To date, Resonant's customers have shipped over 61 million RF filter units.
•The Company’s robust patent portfolio grew to over 330 patents filed and issued to date, greater than 175 of which are related to Resonant’s proprietary XBAR® and high frequency technologies. Patent count at the end of 2020 was over 300 total patents with greater than 150 focused on XBAR®.
•We shipped non-mobile XBAR® Wi-Fi 5 and 6E devices for customer evaluation since year end.
•Signed an extension to its licensing agreement with an existing Tier-1 Chinese foundry partner, collecting prepaid royalty revenues for multiple RF filter designs to address the China mobile handset market.
•Became an official member of the Wi-Fi Alliance, a global non-profit industry association of companies who share a vision of seamless connectivity. Resonant’s proprietary XBAR® technology is ideally suited for high-frequency 5 and 6 GHz Wi-Fi applications, such as Wi-Fi 6E, a rapidly emerging segment of the market.
•Appointed technical thought leaders Larry Larson, PhD, Jianming Jin, PhD, Gabriel Rebeiz, PhD, and Raafat Mansour, PhD to the Company's newly formed Technical Committee to its Advisory Board, with the goal of advancing XBAR® adoption and development efforts.

First Quarter 2021 Financial Summary

•Revenues in the first quarter of 2021 were $0.6 million, in-line with previously issued guidance, compared to $0.5 million in the same quarter a year-ago.
•At the end of the first quarter of 2021, deferred revenues totaled $1.3 million.
•Research and development expenses decreased by approximately 2% to $5.4 million in the first quarter of 2021, compared to $5.5 million in the same quarter a year-ago.
•Sales, marketing and administration expenses increased by approximately 30% to $4.1 million in the first quarter of 2021, compared to $3.1 million in the same quarter a year-ago.
•Net loss was $8.8 million, or $(0.15) per share, in the first quarter of 2021, compared to a net loss of $8.0 million, or $(0.18) per share, in the same quarter a year-ago.
•Non-GAAP, adjusted EBITDA was $(6.4) million, or $(0.11) per share in the first quarter of 2021, compared to $(6.4) million or $(0.15) per share in the same quarter a year-ago.
•As of March 31, 2021, Resonant had cash and cash equivalents of approximately $21.6 million.

Conference Call and Webcast
Date: Wednesday, May 12, 2021
Time: 1:30 p.m. Pacific standard time (4:30 p.m. Eastern standard time)
U.S. Dial-In: 1-877-423-9813

International Dial-In: 1-201-689-8573
Conference ID: 13719196
Webcast: RESN Q1 2021 Webcast

Please dial in at least 10 minutes before the start of the call to ensure timely participation.
A playback of the call will be available through June 12, 2021. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally and enter replay pin number 13719196. A webcast will also be available for 30 days on the IR section of the Resonant website or by clicking here: RESN Q1 2021 Webcast.

Note about Non-GAAP Financial Measures
A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.
About Resonant Inc.
Resonant (NASDAQ: RESN) is transforming the market for RF front-ends (RFFE) by disrupting the RFFE supply chain through the delivery of solutions that leverage our Infinite Synthesized Network (ISN) design software tools platform, capitalize on the breadth of our IP portfolio, and are delivered through our services offerings. In a market that is critically constrained by limited designers, tools and capacity, Resonant addresses these critical problems by providing customers with ever increasing design efficiency, reduced time to market and lower unit costs. Customers leverage Resonant’s disruptive capabilities to design cutting edge filters and modules, while capitalizing on the added stability of a diverse supply chain through Resonant’s fabless ecosystem-the first of its kind. Working with Resonant, customers enhance the connectivity of current mobile devices, while preparing for the demands of emerging 5G applications.

To learn more about Resonant, view the series of videos published on its website that explain Resonant's technologies and market positioning:
•Resonant Corporate Video

•ISN® Design Technology and XBAR: Speeding the Transition to 5G
•Expert Insights on Unlocking the Potential of 5G
•The Technology Enabling the Transition to 5G

For more information, please visit www.resonant.com.

Resonant uses its website (https://www.resonant.com) and LinkedIn page
(https://www.linkedin.com/company/resonant-inc-/) as channels of distribution of information about its products, its planned financial and other announcements, its attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and Resonant may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor the company’s website and its social media accounts in addition to following the company’s press releases, SEC filings, public conference calls, and webcasts.
About Resonant’s ISN® Design Technology
Resonant can create designs for difficult bands, modules and other complex RF Front End requirements that we believe have the potential to be manufactured for half the cost and developed in half the time of traditional approaches. ISN is a suite of proprietary mathematical methods, software design tools and network synthesis techniques that enable us to explore a much larger set of possible design solutions that regularly incorporate our proprietary technology. We then quickly deliver design simulations to our customers, which they manufacture or have manufactured by one of our foundry partners. These improved solutions still use Surface Acoustic Wave (SAW) or Temperature Compensated Surface Acoustic Wave (TC-SAW) manufacturing methods and perform as well as those using higher cost manufacturing methods such as Bulk Acoustic Wave (BAW). Resonant's method delivers excellent predictability, enabling achievement of the desired product performance in roughly half as many turns through the fab. In addition, because Resonant's models are fundamental, integration with its foundry and fab customers is seamless because its models speak the "fab language" of basic material properties and dimensions.

Safe Harbor / Forward-Looking Statements
This press release contains forward-looking statements, which include the following subjects, among others: the status of filter designs under development, the capabilities of our filter designs and software tools and the markets they serve, the timing and amount of future unit shipments and revenues, the increased use of agreements with prepaid royalties, and our views on future financial performance and market share. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: our limited operating history; our ability to complete designs that meet customer specifications; the ability of our customers (or their manufacturers) to fabricate our designs in commercial quantities; our customers’ ability to sell products incorporating our designs to their OEM customers; changes in our expenditures and other uses of cash; the ability of our designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders our designs less useful or obsolete; our ability to find, recruit and retain the highly skilled personnel required for our design process in sufficient numbers to support our growth; our ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and we expressly disclaim any obligation or undertaking to update forward-looking statements.

Investor Relations Contact:
Greg Falesnik or Brooks Hamilton
MZ Group - MZ North America
(949) 546-6326
RESN@mzgroup.us

Resonant Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$21,589	$24,968
Other current assets	852	719
TOTAL CURRENT ASSETS	22,441	25,687
PROPERTY AND EQUIPMENT, NET	1,472	1,583
NONCURRENT ASSETS	5,346	5,460
TOTAL ASSETS	$29,259	$32,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,390	$3,401
Other current liabilities	1,963	2,450
TOTAL CURRENT LIABILITIES	5,353	5,851
TOTAL LONG-TERM LIABILITIES	1,659	1,826
STOCKHOLDERS’ EQUITY
Common stock	60	59
Additional paid-in capital	181,891	175,813
Accumulated other comprehensive loss	25	87
Accumulated deficit	(159,729)	(150,906)
TOTAL STOCKHOLDERS’ EQUITY	22,247	25,053

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,259	$32,730

Resonant Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
REVENUES	$608	$607	$544
OPERATING EXPENSES
Research and development	5,351	4,757	5,462
Sales, marketing and administration	4,077	2,980	3,139
TOTAL OPERATING EXPENSES	9,428	7,737	8,601
NET OPERATING LOSS	(8,820)	(7,130)	(8,057)
OTHER INCOME, NET
Interest and investment income (expense)	(3)	1	57
Other expense	—	(2)	(4)
TOTAL OTHER INCOME, NET	(3)	(1)	53
LOSS BEFORE INCOME TAXES	(8,823)	(7,131)	(8,004)
Provision for income taxes	—	—	1
NET LOSS	$(8,823)	$(7,131)	$(8,005)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.15)	$(0.13)	$(0.18)
Weighted average shares outstanding — basic and diluted	59,775,674	54,976,249	43,833,127

Resonant Inc.
Reconciliation of non-GAAP Information
(Unaudited)
(in thousands, except share data)

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020

Net loss (GAAP)	$(8,823)	$(7,131)	$(8,005)
Add (subtract) the following items:
Interest, net	3	—	(57)
R&D stock compensation	972	590	648
SM&A stock compensation	1,175	771	731
R&D depreciation and amortization	185	208	207
SM&A depreciation and amortization	50	47	51
Provision for income taxes	—	—	1
Adjusted EBITDA (non-GAAP)	$(6,438)	$(5,515)	$(6,424)
Adjusted EBITDA (non-GAAP) per share – basic and diluted	$(0.11)	$(0.10)	$(0.15)
Weighted average shares outstanding — basic and diluted	59,775,674	54,976,249	43,833,127

R&D: research and development
SM&A: sales, marketing and administration